Exhibit 16.1

March 12, 2009

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Gentlemen:

We have read Item 4.01 of Form 8-K dated March 10, 2009 of Fuel Systems Solutions, Inc. and are in agreement with the statements contained in paragraphs (a)(i), (a)(ii), (a)(iv) and (a)(v). We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/BDO Seidman, LLP

BDO Seidman, LLP